Exhibit 99.1

SIGNET JEWELERS REPORTS EXCELLENT FOURTH QUARTER

AND STRONG FISCAL 2015 FINANCIAL RESULTS

Signet announces its capital allocation strategy including return of capital to shareholders

HAMILTON, Bermuda, March 26, 2015 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US, UK and Canada, today announced its results for the 13 weeks (“fourth quarter Fiscal 2015”) and 52 weeks (“Fiscal 2015”) ended January 31, 2015. Results reflect the addition of Zale Corporation, acquired on May 29, 2014, as well as purchase accounting and transaction costs related to that acquisition.

Mark Light, Chief Executive Officer of Signet, said, “We had an outstanding finish to another strong year of growth for Signet. The disciplined execution of our focused strategies drove broad-based success across all of our divisions and store brands. For the quarter, we delivered a 4.2% increase in same store sales, EPS of $2.84, and adjusted EPS of $3.06 — an increase of 40.4%. For the year, we generated a 4.1% same store sales increase which led to EPS of $4.75 and adjusted EPS of $5.63 — an increase of 23.5%.

“In the fourth quarter, our Sterling division delivered a same store sales increase of 3.7% while delivering record operating profit. Our UK division saw its highest fourth quarter same store sales increase in 13 years at 7.5% and its best operating profit in three years. Our newest division, Zale, delivered a 3.7% increase in fourth quarter same store sales. We are making good progress on the integration of Zale into our organization and continue to see significant opportunities in front of us. Our integration efforts are expected to allow us to unlock the value of this strong, well-known national brand. We are well-positioned to meet our goal of $150 million to $175 million in cumulative 3-year synergies by the end of January 2018.”

Michele Santana, Chief Financial Officer of Signet, said, “Confidence in our business model and the strength of our free cash flow enables us to commit to a comprehensive capital allocation strategy that provides for sustained revenue growth together with meaningful returns to our shareholders. We will continue to target investment grade ratings and up to a 3.5-times adjusted leverage ratio. In addition, as part of our capital allocation strategy for Fiscal Year 2016, we plan to repurchase $100 million to $150 million of our stock and increase our dividend.”

Mr. Light added, “As we continue to focus on achieving our operations and integration goals we will remain thoughtful about our capital allocation strategy. We are committed to shareholder distributions and view our own stock as an attractive investment opportunity.”

He continued, “I want to congratulate and thank all Signet team members for a fantastic fiscal year and fourth quarter. Their dedication, passion, and collaboration delivered significant value for Signet shareholders and position our Company for growth in the future.”

Fourth Quarter Fiscal 2015 Diluted Earnings per Share (“EPS”) Analysis:

Fourth quarter EPS was $2.84. Fourth quarter adjusted EPS was $3.06. Adjusted EPS can be reconciled to EPS as follows:

Adjusted EPS	Purchase accounting adjustments	Transaction costs	Earnings per share
$3.06	$(0.14)	$(0.08)	$2.84

Fourth quarter adjusted EPS was $3.06. On a comparable basis to fourth quarter Fiscal 2014, EPS was $2.53. A reconciliation is as follows:

Adjusted EPS	Contribution of Zale division	Impact of net interest expense and taxes	EPS on a comparable basis
$3.06	$(0.43)	$(0.10)	$2.53

EPS on a comparable basis increased 16.1% compared to fourth quarter Fiscal 2014 EPS of $2.18.

Capital Strategy:

The Company expects to maintain a strong balance sheet that provides the flexibility to execute its strategic priorities, invest in its business, and return excess cash to shareholders while ensuring adequate liquidity. Signet is committed to maintaining its investment grade rating because long-term, it intends to pursue value-enhancing strategic growth initiatives. Among the key tenets of Signet’s capital strategy:

•	Achieve adjusted debt1/ adjusted EBITDAR[1] (“adjusted leverage ratio”) of 3.5x or below. At year-end, adjusted leverage ratio was 4.0x which implies no additional debt financing in Fiscal 2016, but should allow for utilizing available sources of debt in Fiscal 2017 and beyond.

•	Distribute 70% to 80% of annual free cash flow[1] in the form of stock repurchases or dividends barring any other strategic uses of capital.

•	Consistently increase the dividend annually barring any other strategic uses of capital.

•	Repurchase $100 million to $150 million of Signet stock by the end of Fiscal 2016. The Company has a remaining authorization of $265.6 million. As the current program runs out, Signet plans to initiate a new program in-line with leverage and free cash flow targets.

•	Evaluate utilizing additional capacity under Signet’s asset backed securitization (“ABS”) facility beginning in Fiscal Year 2017. This evaluation will be done in conjunction with Signet’s strategic growth initiatives and adjusted leverage ratio target of 3.5x or below.

1. Adjusted debt, adjusted EBITDAR, and free cash flow are non-GAAP measures. Signet believes they are useful measures to provide insight into how the Company intends to use capital. See reconciliation schedules.

Financial Guidance:

Signet is providing guidance for the 13 weeks ended May 2, 2015 (“first quarter Fiscal 2016”) and a framework for its full year expectations.

First Quarter Fiscal 2016

Same store sales	3% to 4%
EPS	$1.42 to $1.49
Adjustments per share:
Purchase accounting adjustments	($0.12) to ($0.10)
Transaction costs	($0.03)
Adjusted EPS (EPS less adjustments per share)	$1.57 to $1.62

•	Adjusted EPS are expected to be favorably impacted by Zale operations in the first quarter Fiscal 2016 by $0.17 to $0.18.

•	Dilution from the impact of foreign exchange is expected to be negligible.

Fiscal 2016
Effective tax rate	28% to 29%
Capital expenditures	$275 million to $325 million
Net selling square footage growth	2% to 3%

•	Capital expenditures will be driven primarily by new Kay and Jared stores, store remodels, and approximately $80 million to $90 million directed to the Zale division for information technology infrastructure and stores.

Net selling square footage growth is expected to be driven by the following projected store (and kiosk) changes:

	Gross locations	Net locations	Net square feet
Sterling Jewelers division	up 55 to 65	up 30 to 35	up 3% to 4%
Zale division	up 30 to 35	approximately flat	approximately flat
UK Jewelry division	up 5 to 10	slight increase	slight increase

Fourth Quarter Fiscal 2015 Sales Highlights:

Total sales were $2,276.4 million, up $712.4 million or 45.5%, compared to $1,564.0 million in the fourth quarter Fiscal 2014. The increase was primarily driven by the addition of the Zale division which added $636.7 million of sales to fourth quarter Fiscal 2015. Same store sales increased 4.2% compared to an increase of 4.3% in the fourth quarter Fiscal 2014. eCommerce sales were $149.6 million compared to $79.0 million in the fourth quarter Fiscal 2014, up $70.6 million or 89.4%, also due principally to the addition of Zale which added $54.8 million in eCommerce sales.

•	Sterling Jewelers division sales increases were driven primarily by bridal and higher price point fashion diamond collections. The average transaction price in Sterling increased by 4.5% and the number of transactions decreased by 1.2% due to sales mix changes.

•	Zale division sales were favorably driven by bridal, branded diamond collections and new marketing strategies. Sales were also favorably impacted by the removal of non-productive inventory, which allowed space for new merchandise. Total sales were unfavorably impacted by a deferred revenue adjustment of $12.8 million due to purchase accounting.

•	UK Jewelry division sales increases were broad-based driven principally by strategic initiatives to grow diamond sales as well as strong sales of fashion watches. The number of transactions and average transaction price for the division increased by 1.6% and 7.0%, respectively, due to broadly strong performance across the merchandise portfolio — watches, branded fashion, and branded bridal.

Sales change from previous year

Fourth Quarter Fiscal 2015	Same store sales¹	Non-same store sales, net²	Total sales at constant exchange rate³	Exchange translation impact³	Total sales	Total sales (in millions)
Kay	4.6%	2.4%	7.0%	—%	7.0%	$862.8
Jared	2.6%	3.6%	6.2%	—%	6.2%	$416.7
Regional brands	—%	(11.7)%	(11.7)%	—%	(11.7)%	$78.8

Sterling Jewelers division	3.7%	1.8%	5.5%	—%	5.5%	$1,358.3

Zales Jewelers	3.7%					$427.1
Gordon’s Jewelers	(2.3)%					$32.1
Zale US Jewelry	3.2%					$459.2
Peoples Jewellers	7.1%					$90.0
Mappins	3.5%					$15.4
Zale Canada Jewelry	6.6%					$105.4
Zale Jewelry	3.8%					$564.6
Piercing Pagoda	2.7%					$72.1

Zale division[4]	3.7%					$636.7

H.Samuel	6.0%	(0.3)%	5.7%	(5.3)%	0.4%	$152.1
Ernest Jones	9.3%	0.8%	10.1%	(5.8)%	4.3%	$125.9

UK Jewelers division	7.5%	0.2%	7.7%	(5.6)%	2.1%	$278.0

Other[5] segment	—%	NM	NM	—%	NM	$3.4

Signet	4.2%	42.7%	46.9%	(1.4)%	45.5%	$2,276.4

Adjusted Signet[3]						$2,289.2

Adjusted Signet excluding Zale[3]						$1,639.7

1.	Based on stores opened for at least 12 months.
2.	Includes all sales from stores not open for 12 months.
3.	Non-GAAP measure.
4.	Same store sales presented for Zale Division to provide comparative performance measures. Year-over-year results not applicable because Signet did not own Zale division in prior year.
5.	Includes sales from Signet’s diamond sourcing initiative. NM - not meaningful.

Fourth Quarter Fiscal 2015 Financial Highlights:

Gross margin was $912.1 million or 40.1% of sales compared to $648.8 million or 41.5% of sales in the fourth quarter Fiscal 2014. Adjusted gross margin was $936.9 million or 40.9% of adjusted sales. The decrease in the adjusted gross margin rate from prior year of 60 basis points was attributable to the addition this year of Zale. Zale, which reduced Signet’s adjusted gross margin rate by 110 basis points, operates with a lower gross margin structure than the Sterling division and represents an area for improvement. The adjusted Signet gross margin rate excluding Zale would have been 42.0%. The Signet adjusted gross margin rate decrease was partially offset by a higher gross margin rate in the Sterling division of 70 basis points, primarily due to merchandise margin factors such as lower commodity costs.

Selling, general and administrative expenses (“SGA”) were $634.5 million or 27.9% of sales compared to $425.8 million or 27.2% of sales in the fourth quarter Fiscal 2014. The $208.7 million SGA increase was primarily due to the addition of the Zale division this year. The increase was also due to transaction costs of $9.2 million partially offset by a reduction of $4.0 million from purchase accounting adjustments. Adjusted SGA was $629.3 million or 27.5% of adjusted sales. The 30 basis point increase in the adjusted SGA rate compared to the fourth quarter Fiscal 2014 rate was driven by the Zale division, which unfavorably affected SGA rate by 70 basis points. The adjusted Signet SGA rate excluding Zale would have been 26.8%.

Other operating income was $54.1 million compared to $47.6 million in the prior year fourth quarter, up $6.5 million or 13.7%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

Operating income was $331.7 million, or 14.6% of sales, compared to $270.6 million, or 17.3% of sales, in the fourth quarter Fiscal 2014. Adjusted operating income was $361.7 million, or 15.8% of sales, down 150 basis points versus prior year due to the addition this year of Zale. The Zale division operating income was $56.9 million, or 8.7% of sales. Excluding the Zale division, the adjusted Signet operating margin would have been 18.6%.

The Sterling and UK divisions delivered fourth quarter operating margins of 19.1% and 19.4%, respectively, which were higher than the previous fourth quarter by 140 and 40 basis points.

Net interest expense was $7.9 million compared to $1.2 million in the prior year fourth quarter. The increase in interest expense was driven primarily by the addition of $1.4 billion of financing related to the Zale acquisition.

Income tax expense was $95.8 million, an effective tax rate (“ETR”) of 29.6%, compared to $94.2 million, an ETR of 35.0%, in the prior year fourth quarter. This year’s lower ETR reflects the benefit of Signet’s amended capital structure and the global financing arrangements utilized to fund the acquisition of Zale.

Balance Sheet and Other Highlights at January 31, 2015:

Cash and cash equivalents were $193.6 million compared to $247.6 million as of February 1, 2014. The lower cash position was due to unfavorable changes to working capital, higher capital spending, higher dividends, and the financing of the Zale acquisition.

For the year, Signet repurchased 288,393 shares at an average cost of $103.37 per share. As of January 31, 2015, there was $265.6 million remaining under Signet’s 2013 share repurchase authorization program.

Net accounts receivable were $1,567.6 million, up 14.1% compared to $1,374.0 million as of February 1, 2014. In the Sterling Jewelers division the credit participation rate was 60.5% in the 52 weeks ended January 31, 2015 compared to 57.7% in the 52 weeks ended February 2, 2014.

Net inventories were $2,439.0 million, up 63.9% compared to $1,488.0 million as of the prior year period. The increase was due to the acquisition of the Zale division, which had inventories of $917.6 million at the end of Fiscal 2015. The increase was also driven in part by new stores in the Sterling division.

Long term debt was $1.4 billion compared to $0.0 as of the prior year period due to the financing of the Zale acquisition.

On January 31, 2015, Signet had 3,579 stores, consisting of the following:

Store count	Feb 1, 2014	Acquired stores	Openings	Logo conversions	Closures	Jan 31, 2015
Kay	1,055	—	58	1	(20)	1,094
Jared	203	—	17	33	—	253
Regional brands	213	—	—	(34)	(22)	157

Sterling Jewelers division	1,471	—	75	—	(42)	1,504

Zales Jewelers	—	722	9	—	(15)	716
Gordon’s Jewelers	—	91	—	—	(22)	69
Peoples Jewellers	—	145	1	—	(2)	144
Mappins	—	48	—	—	(5)	43
Zale Jewelry segment	—	1,006	10	—	(44)	972
Piercing Pagoda	—	613	2	—	(10)	605

Zale division	—	1,619	12	—	(54)	1,577

H.Samuel	304	—	—	—	(2)	302
Ernest Jones	189	—	8	—	(1)	196

UK Jewelry division	493	—	8	—	(3)	498

Signet	1,964	1,619	95	—	(99)	3,579

Dividends:

Reflecting the Board’s confidence in the strength of the business, the Company’s ability to invest in growth initiatives, and the Board’s commitment to building long-term shareholder value, a 22% increase in the quarterly cash dividend from $0.18 to $0.22 per Signet Common Share has been declared for the first quarter of Fiscal 2016 payable on May 27, 2015 to shareholders of record on May 1, 2015, with an ex-dividend date of April 30, 2015.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in:	1-877-201-0168	Access code: 92112249

A replay and transcript of the call will be posted on Signet’s website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the largest specialty jewelry retailer in the US, UK and Canada. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, the impact of stockholder litigation with respect to the acquisition of Zale Corporation, and our ability to successfully integrate Zale’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2015 Annual Report on Form 10-K filed with the SEC on March 26, 2015. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:

Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1(330)668-5412
Press:	Alecia Pulman, ICR, Inc.	+1(203)682-8224

The Company uses adjusted metrics, which adjust for purchase accounting and transaction costs related to the Zale acquisition and the contribution of the Zale division to give investors information as to the Company’s results without regard to the expenses associated with the May 2014 acquisition of Zale Corporation. Signet is furnishing the following schedules in order to provide further visibility into the components of Adjusted Signet results until those results anniversary in third quarter Fiscal 2016.

Non-GAAP Reconciliation for the fourth quarter ended January 31, 2015 (in mil. of $ except per share data)

		Adjustments
	Adjusted Signet	Purchase Accounting[1]	Transaction Costs[2]	Signet
Sales	2,289.2	(12.8)	—	2,276.4
Cost of goods sold	(1,352.3)	(12.0)	—	(1,364.3)

Gross margin	936.9	(24.8)	—	912.1
SGA	(629.3)	4.0	(9.2)	(634.5)
Other operating income, net	54.1	—	—	54.1

Operating income (loss)	361.7	(20.8)	(9.2)	331.7
Interest (expense), net	(10.7)	2.8	—	(7.9)

Income (loss) before income taxes	351.0	(18.0)	(9.2)	323.8
Income taxes	(105.4)	6.8	2.8	(95.8)

Net income (loss)	245.6	(11.2)	(6.4)	228.0

Earnings (loss) per share - diluted	$3.06	$(0.14)	$(0.08)	$2.84

Signet’s Fourth Quarter Guidance	$2.95 - $3.05	($0.17) - ($0.15)	($0.09) - ($0.07)	$2.69 -$2.83

Additional schedule for the fourth quarter ended January 31, 2015 ($ in mil. except per share data)

	Adjusted Signet excluding Zale[3]			Zale operations			Adjusted Signet
	$		%	$		%	$		%
Sales		1,639.7	100.0%		649.5	100.0%		2,289.2	100.0%
Cost of goods sold		(951.7)	(58.0)%		(400.6)	(61.7)%		(1,352.3)	(59.1)%

Gross Margin		688.0	42.0%		248.9	38.3%		936.9	40.9%
SGA		(439.6)	(26.8)%		(189.7)	(29.2)%		(629.3)	(27.5)%
Other operating income, net		56.4	3.4%		(2.3)	(0.4)%		54.1	2.4%

Operating income (loss)		304.8	18.6%		56.9	8.7%		361.7	15.8%
Interest expense, net		(10.1)	(0.6)%		(0.6)	(0.1)%		(10.7)	(0.5)%

Income (loss) before income taxes		294.7	18.0%		56.3	8.6%		351.0	15.3%
Income taxes		(83.4)	(5.1)%		(22.0)	(3.4)%		(105.4)	(4.6)%

Net income (loss)		211.3	12.9%		34.3	5.2%		245.6	10.7%

Earnings (loss) per share - diluted		$2.63			$0.43			$3.06

1	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to Signet’s Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $32.2 million and amortization expense of intangibles.
2	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting and consulting expenses. These costs are included within Signet’s Other segment.
3	Includes capital structure and financing costs.

The Company uses adjusted metrics, which adjust for purchase accounting, severance and transaction costs principally in relation to the Zale acquisition to give investors information as to the Company’s results without regard to the expenses associated with the May 2014 acquisition of Zale Corporation and certain severance costs as described in Note 3 below. Signet is furnishing the following schedules in order to provide annual visibility into the components of Adjusted Signet results. These schedules are based solely upon actual Signet results and gives no pro-forma consideration to Zale prior to its acquisition.

Non-GAAP Reconciliation for the 52 weeks ended January 31, 2015 (in mil. of $ except per share data)

		Adjustments
	Adjusted Signet	Purchase Accounting[1]	Severance Costs[2]	Transaction Costs[3]	Signet
Sales	5,769.9	(33.6)	—	—	5,736.3
Cost of goods sold	(3,638.4)	(23.7)	—	—	(3,662.1)

Gross margin	2,131.5	(57.3)	—	—	2,074.2
SGA	(1,664.5)	11.4	(15.7)	(44.1)	(1,712.9)
Other operating income, net	215.3	—	—	—	215.3

Operating income (loss)	682.3	(45.9)	(15.7)	(44.1)	576.6
Interest expense, net	(36.0)	—	—	—	(36.0)

Income (loss) before income taxes	646.3	(45.9)	(15.7)	(44.1)	540.6
Income taxes	(195.2)	17.4	6.0	12.5	(159.3)

Net income (loss)	451.1	(28.5)	(9.7)	(31.6)	381.3

Earnings (loss) per share - diluted	$5.63	$(0.36)	$(0.12)	$(0.39)	$4.75

Signet’s Full Year Guidance	$5.51 - $5.61				$4.59 - $4.72

Additional schedule for the 52 weeks ended January 31, 2015 ($ in mil. except per share data)

	Adjusted Signet excluding Zale[4]			Zale operations[5]			Adjusted Signet
	$		%	$		%	$		%
Sales		4,520.7	100.0%		1,249.2	100.0%		5,769.9	100.0%
Cost of goods sold		(2,819.4)	(62.4)%		(819.0)	(65.6)%		(3,638.4)	(63.1)%

Gross Margin		1,701.3	37.6%		430.2	34.4%		2,131.5	36.9%
SGA		(1,274.3)	(28.2)%		(390.2)	(31.2)%		(1,664.5)	(28.8)%
Other operating income, net		217.6	4.9%		(2.3)	(0.2)%		215.3	3.7%

Operating income		644.6	14.3%		37.7	3.0%		682.3	11.8%
Interest expense, net		(34.8)	(0.8)%		(1.2)	(0.1)%		(36.0)	(0.6)%

Income before income taxes		609.8	13.5%		36.5	2.9%		646.3	11.2%
Income taxes		(180.7)	(4.0)%		(14.5)	(1.2)%		(195.2)	(3.4)%

Net income		429.1	9.5%		22.0	1.7%		451.1	7.8%

Earnings per share - diluted		$5.36			$0.27			$5.63

1	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to Signet’s Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment resulted in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized as revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $32.2 million and amortization expense of intangibles.
2	During Fiscal 2015, Signet incurred severance costs related to Zale and other management changes. These costs are included within Signet’s Other segment.

3	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting, and consulting expenses. These costs are included within Signet’s Other segment.
4	Includes capital structure and financing costs.
5	Includes the 247-day results of the Zale division from date of acquisition to the end of Fiscal 2015.

The leverage ratio and free cash flow are non-GAAP measures. The leverage ratio is calculated by dividing adjusted debt by adjusted EBITDAR. Adjusted debt is a non-GAAP measure defined as debt recorded in the consolidated balance sheet, plus an adjustment for operating leases (8x annual rent expense), less 70% of outstanding in-house finance receivables recorded in the consolidated balance sheet. Adjusted EBITDAR is a non-GAAP measure defined as earnings before interest and income taxes, depreciation and amortization, and non-cash acquisition-related accounting adjustments. It further excludes rent expense for operating leases, non-cash share-based compensation expense, and income earned on receivable balances related to the in-house credit program. Free cash flow equals net cash provided by operating activities less property, plant and equipment net. Management believes these financial measures are helpful to enhance investors’ ability to understand and analyze the Company’s capital structure.

Non-GAAP reconciliation of adjusted EBITDA and adjusted EBITDAR (in millions)	Fiscal 2015
Operating income	$576.6
Depreciation and amortization of property, plant and equipment	140.4
Amortization of definite-lived intangibles	9.3
Amortization of unfavorable leases and contracts	(23.7)
Other non-cash accounting adjustments	60.3

Adjusted EBITDA	$762.9

Rent expense	$462.9
Share-based compensation expense	12.1
Finance income from in-house credit program	(217.9)

Adjusted EBITDAR	$1,020.0

Non-GAAP reconciliation of adjusted debt (in millions)	Fiscal 2015
Long-term debt	$1,363.8
Loans and overdrafts	97.5
Adjustments:
8 x rent expense	3,703.2
70% of financing receivables related to in-house credit program	(1,087.1)

Adjusted Debt:	$4,077.4

Adjusted Leverage ratio	4.0

Non-GAAP reconciliation of free cash flow (in millions)	Fiscal 2015
Net cash provided by operating activities	$283.0
Purchase of property, plant and equipment	(220.2)

Free cash flow	$62.8

Condensed Consolidated Income Statements

(Unaudited)

	13 weeks ended		52 weeks ended
(in millions, except per share amounts)	Jan 31, 2015	Feb 1, 2014	Jan 31, 2015	Feb 1, 2014
Sales	2,276.4	1,564.0	5,736.3	4,209.2
Cost of sales	(1,364.3)	(915.2)	(3,662.1)	(2,628.7)

Gross margin	912.1	648.8	2,074.2	1,580.5
Selling, general and administrative expenses	(634.5)	(425.8)	(1,712.9)	(1,196.7)
Other operating income, net	54.1	47.6	215.3	186.7

Operating income	331.7	270.6	576.6	570.5
Interest expense, net	(7.9)	(1.2)	(36.0)	(4.0)

Income before income taxes	323.8	269.4	540.6	566.5
Income taxes	(95.8)	(94.2)	(159.3)	(198.5)

Net income	228.0	175.2	381.3	368.0

Earnings per share:
basic	$2.85	$2.20	$4.77	$4.59
diluted	$2.84	$2.18	$4.75	$4.56

Weighted average common shares outstanding:
basic	79.9	79.8	79.9	80.2
diluted	80.2	80.3	80.2	80.7
Dividends declared per share	$0.18	$0.15	$0.72	$0.60

Condensed Consolidated Balance Sheets

(in millions, except par value per share amount)	Jan 31, 2015	Feb 1, 2014
Assets
Current assets:
Cash and cash equivalents	193.6	247.6
Accounts receivable, net	1,567.6	1,374.0
Other receivables	63.6	51.5
Other current assets	137.2	87.0
Deferred tax assets	4.5	3.0
Income taxes	1.8	6.5
Inventories	2,439.0	1,488.0

Total current assets	4,407.3	3,257.6

Non-current assets:
Property, plant and equipment, net	665.9	487.6
Goodwill	519.2	26.8
Intangible assets, net	447.1	—
Other assets	140.0	87.2
Deferred tax assets	111.1	113.7
Retirement benefit asset	37.0	56.3

Total assets	6,327.6	4,029.2

Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	97.5	19.3
Accounts payable	277.7	162.9
Accrued expenses and other current liabilities	482.4	328.5
Deferred revenue	248.0	173.0
Deferred tax liabilities	145.8	113.1
Income taxes	86.9	103.9

Total current liabilities	1,338.3	900.7

Non-current liabilities:
Long-term debt	1,363.8	—
Other liabilities	230.2	121.7
Deferred revenue	563.9	443.7
Deferred tax liabilities	21.0	—

Total liabilities	3,517.2	1,466.1

Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.3 shares outstanding (2014: 80.2 outstanding)	15.7	15.7
Additional paid-in capital	265.2	258.8
Other reserves	0.4	0.4
Treasury shares at cost: 6.9 shares (2014: 7.0 shares)	(370.0)	(346.2)
Retained earnings	3,135.7	2,812.9
Accumulated other comprehensive loss	(236.6)	(178.5)

Total shareholders’ equity	2,810.4	2,563.1

Total liabilities and shareholders’ equity	6,327.6	4,029.2

Condensed Consolidated Statements of Cash Flows

	13 weeks ended		52 weeks ended
(in millions)	Jan 31, 2015	Feb 1, 2014	Jan 31, 2015	Feb 1, 2014
Cash flows from operating activities:
Net income	228.0	175.2	381.3	368.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44.9	30.8	149.7	110.2
Amortization of unfavorable leases and contracts	(8.9)	—	(23.7)	—
Pension benefit	(1.6)	(1.2)	(6.6)	(5.4)
Share-based compensation	1.4	4.1	12.1	14.4
Deferred taxation	(15.4)	(20.1)	(47.6)	(20.4)
Excess tax benefit from exercise of share awards	(4.1)	(2.0)	(11.8)	(6.5)
Amortization of debt discount and issuance costs	0.9	0.1	7.4	0.4
Other non-cash movements	2.0	(0.5)	2.7	(3.3)
Changes in operating assets and liabilities:
Increase in accounts receivable	(276.4)	(250.1)	(194.6)	(168.3)
Increase in other receivables and other assets	(13.1)	(4.1)	(18.0)	(21.6)
Decrease (increase) in other current assets	1.2	(1.5)	(35.5)	(4.1)
Decrease (increase) in inventories	199.5	173.9	(121.6)	(98.4)
(Decrease) increase in accounts payable	(109.2)	(77.0)	23.7	3.2
Increase in accrued expenses and other liabilities	79.8	76.2	64.8	8.6
Increase in deferred revenue	73.1	43.9	102.3	50.8
Increase (decrease) in income taxes payable	105.1	109.7	(1.6)	7.9

Net cash provided by operating activities	307.2	257.4	283.0	235.5

Investing activities
Purchase of property, plant and equipment	(55.1)	(45.8)	(220.2)	(152.7)
Purchase of available-for-sale securities	(1.5)	—	(5.7)	—
Proceeds from sale of available-for-sale securities	—	—	2.5	—
Acquisition of Ultra Stores, Inc., net of cash received	—	—	—	1.4
Acquisition of Zale Corporation, net of cash acquired	—	—	(1,429.2)	—
Acquisition of diamond polishing factory	—	(9.1)	—	(9.1)

Net cash used in investing activities	(56.6)	(54.9)	(1,652.6)	(160.4)

Financing activities
Dividends paid	(14.5)	(12.0)	(55.3)	(46.0)
Proceeds from issuance of common shares	1.9	1.3	6.1	9.3
Excess tax benefit from exercise of share awards	4.1	2.0	11.8	6.5
Proceeds from long-term debt	517.9	—	2,740.3	—
Repayments of long-term debt	(522.9)	—	(1,351.9)	—
Proceeds from revolving credit facility	115.0	57.0	260.0	57.0
Repayments of revolving credit facility	(260.0)	(57.0)	(260.0)	(57.0)
Payment of debt issuance costs	—	—	(20.5)	—
Repurchase of common shares	—	(4.6)	(29.8)	(104.7)
Net settlement of equity based awards	(0.3)	(0.1)	(18.4)	(9.2)
Principal payments under capital lease obligations	(0.3)	—	(0.8)	—
Proceeds from (repayments of) short-term borrowings	18.6	(26.7)	39.4	19.3

Net cash provided by (used in) financing activities	(140.5)	(40.1)	1,320.9	(124.8)

Cash and cash equivalents at beginning of period	87.6	87.8	247.6	301.0
Increase (decrease) in cash and cash equivalents	110.1	162.4	(48.7)	(49.7)
Effect of exchange rate changes on cash and cash equivalents	(4.1)	(2.6)	(5.3)	(3.7)

Cash and cash equivalents at end of period	193.6	247.6	193.6	247.6